DESCRIPTION OF SECURITIES

The following summary of the material terms of Pinstripes’ securities. It is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), the Second Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”) and the warrant-related documents described herein, each of which is filed as an exhibit to the annual report on the Form 10-K of which this Exhibit [4.4] is a part (the “Annual Report”), carefully and in their entirety because they describe the rights and preferences of our securities. Capitalized terms used herein but not otherwise defined shall have the meaning as set forth in the Annual Report.
Authorized and Outstanding Stock
Our Charter authorizes the issuance of 440,000,000 shares, consisting of (a) 400,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), (b) 30,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), of which 10,000,000 shares are designated as Series B-1 Common Stock, par value $0.0001 per share (“Series B-1 Common Stock”), 10,000,000 shares are designated as Series B-2 Common Stock, par value $0.0001 per share (“Series B-2 Common Stock” and, together with the Series B-1 Common Stock, the “Vesting Shares”), and 10,000,000 shares are designated as Series B-3 Common Stock, par value $0.0001 per share (“Series B-3 Common Stock”), and (c) 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share (the “Preferred Stock”). The outstanding and issued shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.
Common Stock
Our Charter provides for two classes of Common Stock: Class A Common Stock and Class B Common Stock, consisting of Series B-1 Common Stock, Series B-2 Common Stock and Series B-3 Common Stock. As of June 28, Pinstripes had 40,087,786 outstanding shares of Class A Common Stock and no outstanding shares of Class B Common Stock and no outstanding shares of Preferred Stock. All shares of Common Stock are fully paid and non-assessable.
Voting power
Except as otherwise required by law or as otherwise provided in our Charter, including any certificate of designation for any series of Preferred Stock, the holders of Common Stock possess all voting power for the election of Pinstripes’ directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of shares of Common Stock vote together as a single class on all matters properly submitted to a vote of the stockholders.
Dividends
Our Charter provides that holders of Class A Common Stock (including Class A Common Stock which convert from Class B Common Stock) will be entitled to receive such dividends, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Class A Common Stock unless the shares of Class A Common Stock at the time outstanding are treated equally and identically.
Liquidation, dissolution and winding up
Our Charter provides that the event of Pinstripes’ voluntary or involuntary liquidation, dissolution or winding-up, after payment or provision for payment of the debts and other liabilities of Pinstripes, the holders of shares of Class A Common Stock (including shares of Class A Common Stock issued upon conversion of Common Stock including as a result of a B-1 Vesting Event (as defined in our Charter), B-2 Vesting Event (as defined in our Charter), B-3 Vesting Event (as defined in our Charter), Change of Control Vesting Event (as defined in our

Charter), First EBITDA Change of Control Vesting Event (as defined in our Charter), or Second EBITDA Change of Control Vesting Event (as defined in our Charter) that occurred as a result of such liquidation) will be entitled to receive ratably in proportion to the number of shares of Common Stock held by them, all Pinstripes’ remaining assets available for distribution to stockholders, after the rights of the holders of the Preferred Stock have been satisfied.
Preemptive or other rights of Pinstripes’ stockholders
Pinstripes’ stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Common Stock.
Election of directors and vacancies
Under our Charter, the Board is divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III, each of which is generally elected for a three-year term with only one class of directors being elected in each year. The holders of shares of Common Stock do not have cumulative voting rights. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
Under our Charter, subject to the Director Designation Agreement with respect to the rights of certain parties to fill vacancies on the Board (but only to the extent the Director Designation Agreement remains in effect), newly created directorships resulting from an increase in the number of directors and any vacancies on the board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Quorum
Under our Charter, the holders of 33-1∕3% of the voting power of Common Stock issued and outstanding and entitled to vote there at, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by our Charter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Class B Common Stock
Vesting Shares
Our Charter provides that the Earnout Shares and Vesting Shares, 50% of which are designated as Series B-1 Common Stock and 50% of which are designated as Series B-2 Common Stock are subject to the following vesting conditions (any one or more of which may be satisfied at the same time) and transfer restrictions:
(a)if the daily volume-weighted average sale price of one share of Class A Common Stock quoted on the New York Stock Exchange (the “NYSE”) (or, if not the NYSE, the principal securities exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $12.00 for any twenty days on which shares of Class A

Common Stock are actually traded on the NYSE (or, if not the NYSE, the principal securities exchange on which the shares of Class A Common Stock are then listed) (each such day, a “Trading Day”) (which twenty days may or may not be consecutive) within any thirty consecutive Trading Day period during the Earnout Period, then one-hundred percent of the shares of Series B-1 Common Stock will immediately vest and convert into shares of Class A Common Stock;
(b)if the daily volume-weighted average sale price of one share of Class A Common Stock quoted on the ”NYSE” is greater than or equal to $14.00 for any twenty Trading Days (which twenty days may or may not be consecutive) within any thirty consecutive Trading Day Period during the Earnout Period, an aggregate of one-hundred percent of the Series B-2 Common Stock will immediately vest and convert into shares of Class A Common Stock;
(c)If a Change of Control (as defined in the Charter) occurs during the five-year period beginning on December 20, 2023 , the Series B-1 Common Stock and the Series B-2 Common Stock will vest and convert into shares of Class A Common Stock immediately prior to the consummation of such Change of Control as follows: (i) if the price per share paid or payable to the stockholders of Pinstripes in connection with such Change of Control is less than $12.00, then no Series B-1 Common Stock or Series B-2 Common Stock will vest in connection with such Change of Control and all outstanding shares of Series B-1 Common Stock and Series B-2 Common Stock will be immediately cancelled; (ii) if the price per share paid or payable to the stockholders of Pinstripes in connection with such Change of Control is equal to or greater than $14.00, then one-hundred percent of any outstanding shares of Series B-1 Common Stock and Series B-2 Common Stock will vest and convert into shares of Class A Common Stock immediately prior to the consummation of such Change of Control; and (iii) if the price per share paid or payable to the stockholders of Pinstripes in connection with such Change of Control is equal to or greater than $12.00 but less than $14.00, then one-hundred percent of any outstanding shares of Series B-1 Common Stock will vest and convert into shares of Class A Common Stock immediately prior to the consummation of such Change of Control and any outstanding shares of Series B-2 Common Stock will be forfeited for no consideration;
(d)Unvested Class B Common Stock will not entitle the holder of such Class B Common Stock to any consideration in connection with any sale or other transaction (other than as provided above) and will not be allowed to be offered, sold, transferred or otherwise disposed of by any holder of such Class B Common Stock and will bear a customary legend with respect to such transfer restrictions. Any attempt to sell, transfer or otherwise dispose of Class B Common Stock will be null and void. Notwithstanding the transfer restrictions described here, transfers and sales of shares of Class B Common Stock are permitted: (i) to any affiliate of a holder of Class B Common Stock, or as a distribution to a holder’s limited partners, members or stockholders; (ii) to Pinstripes’ directors or officers, or any affiliate or family member of any of Pinstripes’ officers or directors; (iii) in the case of an individual, by gift to a member of that individual’s immediate family or an affiliate of that individual, or to a charitable organization; (iv) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (v) in the case of an individual, pursuant to a qualified domestic relations order; (vi) in the case of a trust, by distribution to one or more of the permissible beneficiaries of the trust; (vii) in the case of an individual, to a partnership, limited liability company or other entity of which that individual and/or the immediately family of that individual are the legal and beneficial owners; (viii) in the case of an entity, by virtue of the laws of the state of that entity’s organization and that entity’s organizational documents upon dissolution of that entity; or (ix) to Pinstripes pursuant to any contractual arrangement that provides for the repurchase by Pinstripes, or forfeiture of Class B Common Stock in connection with the termination of a holder’s service to Pinstripes; and
(e)Our Charter provides that, as long as any Class B Common Stock remain subject to vesting and forfeiture, if Pinstripes pays or makes any dividends or distributions to the holders of Class A Common Stock, holders of Class B Common Stock that remain subject to vesting and forfeiture will not receive any dividends or distributions, but instead will receive the right to receive, from Pinstripes, upon the vesting of the Class B Common Stock for which such right is issued, the dividend or distribution paid or made in respect of each share of Class A Common Stock.
EBITDA Earnout Shares
The EBITDA Earnout Shares (which were issued as Series B-3 Common Stock) are subject to the following vesting condition and transfer restrictions:

(a)If Pinstripes’ public issuance of an earnings release for Pinstripes’ fiscal quarter ending at the end of the period starting on January 8, 2024 and ending on January 5, 2025 (the “EBITDA Earnout Period”) reports 2024 EBITDA equal to or greater than $28,000,000, then one-hundred percent of the shares of Series B-3 Common Stock immediately vest and convert into shares of Class A Common Stock
(b)If there is a Change of Control during the EBITDA Earnout Period, then one-hundred percent of the shares of Series B-3 Common Stock vest and convert into shares of Class A Common Stock immediately prior to the consummation of the Change of Control;
(c)If a Change of Control occurs during the period beginning on the first day after the end of the EBITDA Earnout Period and ending on the date that Pinstripes publicly issues its earnings release for Pinstripes’ fiscal quarter ending on the last day of the EBITDA Earnout Period, then, as a condition to the consummation of such Change of Control, 2024 EBITDA shall be calculated prior to the consummation of such Change of Control. If the 2024 EBITDA equals or exceeds $28,000,000, all of the Series B-3 Common Stock shall vest and convert into shares of Class A Common Stock immediately prior to the consummation of the Change of Control, and if the 2024 EBITDA is less than $28,000,000, all of the Series B-3 Common Stock shall be forfeited for no consideration immediately prior to the consummation of the Change of Control;
(d)On the day immediately following the day on which Pinstripes public issues its earnings release for Pinstripes’ fiscal quarter ending on the last day of the EBITDA Earnout Period, all shares of Series B-3 Common Stock that have not converted to shares of Class A Common Stock pursuant to and in accordance with our Charter shall, automatically, without any further action on the part of any holder thereof, Pinstripes or any other person, be forfeited, cancelled and transferred to Pinstripes, without consideration;
(e)Unvested EBITDA Earnout Shares will not entitle the holder of such EBITDA Earnout Shares to any consideration in connection with any sale or other transaction and will not be allowed to be offered, sold, transferred or otherwise disposed of by any holder of such EBITDA Earnout Shares and will bear a customary legend with respect to such transfer restrictions. Any attempt to sell, transfer or otherwise dispose of unvested EBITDA Earnout Shares will be null and void. Notwithstanding the transfer restrictions described here, transfers and sales of unvested EBITDA Earnout Shares are permitted: (i) to any affiliate of a holder of unvested EBITDA Earnout Shares, or as a distribution to a holder’s limited partners, members or stockholders; (ii) to Pinstripes’ directors or officers, or any affiliate or family member of any of Pinstripes’ officers or directors; (iii) in the case of an individual, by gift to a member of that individual’s immediate family or an affiliate of that individual, or to a charitable organization; (iv) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (v) in the case of an individual, pursuant to a qualified domestic relations order; (vi) in the case of a trust, by distribution to one or more of the permissible beneficiaries of the trust; (vii) in the case of an individual, to a partnership, limited liability company or other entity of which that individual and/or the immediately family of that individual are the legal and beneficial owners; (viii) in the case of an entity, by virtue of the laws of the state of that entity’s organization and that entity’s organizational documents upon dissolution of that entity; or (ix) to Pinstripes pursuant to any contractual arrangement that provides for the repurchase by Pinstripes, or forfeiture of Earnout Shares in connection with the termination of a holder’s service to Pinstripes; and
(f)As long as the EBITDA Earnout Shares remain subject to vesting and forfeiture, if Pinstripes pays or makes any dividends or distributions to the holders of Class A Common Stock, holders of EBITDA Earnout Shares will not receive any dividends or distributions, but instead will receive the right to receive, from Pinstripes, upon the vesting of the EBITDA Earnout Share for which such right is issued, the dividend or distribution paid or made in respect of each share of Class A Common Stock.
Preferred Stock of Pinstripes
Our Charter provides, that shares of Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers and preferences, and the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of Preferred Stock. The Board may, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common

Stock and could have anti-takeover effects. The ability of the Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management. Pinstripes had no Preferred Stock outstanding as of June 28, 2024.
Warrants
As of the June 28, 2024, there was 26,485,000 shares of Class A Common Stock issuable upon exercise of Pinstripes’ warrants, consisting of 22,794,000 shares issuable upon exercise of the Public Warrants, 11,910,000 shares issuable upon exercise of the Private Placement Warrants and 2,912,500 shares issuable upon exercise of the Oaktree Warrants.
Registration Rights
On April 19, 2024, our registration statement on Form S-1 (“Registration Statement”) became effective, which registers (i) the issuance of shares of Class A Common Stock issuable upon exercise of the Public Warrants and Private Placement Warrants, and (ii) the resale of the Private Warrants and the shares of Class A Common Stock issuable upon exercise of the Public Warrants, Private Placement Warrants and Oaktree Warrants. We will use our best efforts to maintain the effectiveness of the Registration Statement, and a current prospectus relating thereto, until the expiration of the Public Warrants, Private Placement Warrants and Oaktree Warrants in accordance with the provisions of the Warrant Agreement and the Oaktree Warrants; provided that if the Class A Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Pinstripes is not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to Pinstripes satisfying Pinstripes’ obligations described below with respect to registration. No warrant is exercisable and Pinstripes is not obligated to issue shares of Class A Common Stock upon exercise of a warrant unless Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event is Pinstripes required to cashless settle any warrant, or issue securities or other compensation in exchange for the warrants, in the event that Pinstripes is unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available.
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the Warrant Agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of Class A Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a Public Warrant holder. For example, if a Public Warrant holder holds one-half of one Public Warrant, such warrant will not be exercisable. The Public Warrants will expire on December 29, 2028, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.
Redemption of Public Warrants when the price per share of Class A Common Stock equals or exceeds $18.00.
Once the Public Warrants become exercisable, Pinstripes may redeem the outstanding Public Warrants
•in whole and not in part;

•at a price of $0.01 per Public Warrants;
•upon not less than 30 days’ prior written notice of redemption to each Public Warrants holder;
•if, and only if, the last reported sale price of Class A Common Stock for any 20-trading days within a 30-trading day period ending on the third trading day prior to the date on which Pinstripes sends the notice of redemption to the Public Warrant holders (referred to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant).
Pinstripes will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by Pinstripes, Pinstripes may exercise its redemption right even if Pinstripes is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Pinstripes has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and Pinstripes issues a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise their Public Warrants prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant) as well as the $11.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.
Redemption of Public Warrants when the price per share of Class A Common Stock equals or exceeds $10.00.
Once the Public Warrants become exercisable, Pinstripes may redeem the outstanding Public Warrants:
•in whole and not in part;
•at $0.10 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Public Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Class A Common Stock (as defined below) except as otherwise described below;
•if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant); and
•if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
During the period beginning on the date the notice of redemption is given, holders may elect to exercise their Public Warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a Public Warrant holder will receive upon such cashless exercise in connection with a redemption by Pinstripes pursuant to this redemption feature, based on the “fair market value” of Pinstripes Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their Public Warrants and such Public Warrants are not redeemed for $0.10 per Public Warrant), determined for these purposes based on volume weighted average price of Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below. Pinstripes will provide its Public Warrant holders with the final fair market value no later than one business day after the ten-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant or the exercise price of a Public Warrant is adjusted. If the number of shares issuable upon exercise of a Public Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant. If the exercise price of a Public Warrant is adjusted, (a) in the case of an adjustment, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value (as defined in the Registration Statement) and the Newly Issued Price (as defined in the Registration Statement) and the denominator of which is $10.00 and (b) in the case of an adjustment, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Public Warrant pursuant to such exercise price adjustment.

	Fair Market Value of Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume weighted average price of Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.277 shares of Class A Common Stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.298 shares of Class A Common Stock for each whole Public Warrant. In no event will the Public Warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per Public Warrant (subject to adjustment). Finally, as reflected in the table above, if the Public Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by Pinstripes pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.
This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Public Warrants to be redeemed when the shares of Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of Class A Common Stock is below the exercise price of the Public Warrants. Pinstripes has established this redemption feature to provide Pinstripes with the flexibility to redeem the Public Warrants without the Public Warrants having to reach the $18.00 per share threshold set forth above under “- Redemption of Public Warrants when the price per share of Class A Common Stock equals or exceeds $18.00.” Holders choosing to exercise their Public Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Public Warrants based on an option pricing model with a fixed volatility input as of January 19, 2022. This redemption right provides Pinstripes with an additional mechanism by which to redeem all of the outstanding Public Warrants, and therefore have certainty as to Pinstripes’ capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed. Pinstripes will be required to pay the applicable redemption price to Public Warrant holders if Pinstripes chooses to exercise this redemption right and it will allow Pinstripes to quickly proceed with a redemption of the Public Warrants if Pinstripes determines it is in its best interest to do so. As such, Pinstripes would redeem the Public Warrants in this manner when Pinstripes believes it is in its best interest to update Pinstripes’ capital structure to remove the Public Warrants and pay the redemption price to the Public Warrant holders.
As stated above, Pinstripes can redeem the Public Warrants when the shares of Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to Pinstripes’ capital structure and cash position while providing Public Warrant holders with the opportunity to exercise their Public Warrants on a cashless basis for the applicable number of shares. If Pinstripes chooses to redeem the Public Warrants when the shares of Class A Common Stock are trading at a price below the exercise price of the Public Warrants, this could result in the Public Warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to exercise their Public Warrants for shares of Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Pinstripes will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

Private Placement Warrants
The Private Placement Warrants are identical to the Public Warrants sold as part of the units in Banyan Acquisition Corporation’s initial public offering (the “IPO”), except that, so long as they are held by the Banyan Acquisition Sponsor LLC (the “Sponsor”), BTIG, LLC and I-Bankers Securities, Inc. (the “IPO Underwriters”) or their permitted transferees: (i) they will not be redeemable by us , except under certain circumstances when the price per share of the Class A Common Stock equals or exceeds $10.00; (ii) they (including the shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they (including the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants) are entitled to certain resale registration rights. If the Private Placement Warrants are held by holders other than the Sponsor, the IPO Underwriters or their permitted transferees, the Private Placement Warrants will be redeemable by Pinstripes in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants included in the units sold in the IPO. In addition, for as long as the Private Placement Warrants sold to the IPO Underwriters are held by the IPO Underwriters or their designees or affiliates, they will be subject to the lock-up and registration rights limitations imposed by FINRA Rule 5110 and may not be exercised after five years from the commencement of sales in the IPO.
Except as described above, if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of Class A Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
Public Warrant and Private Warrant Redemption procedures
A holder of a Public Warrant or Private Warrant (together, the “warrants”) may notify Pinstripes in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.
Public Warrant and Private Warrant Anti-dilution adjustments
If the number of issued and outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding shares of Common Stock. A rights offering made to all or substantially all holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares Common Stock equal to the product of (1) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) and (2) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of Common Stock during the ten-trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if Pinstripes, at any time while the Public Warrant and Private Warrant (together, the “warrants”) are outstanding and unexpired, pays to all or substantially all of the holders of Common Stock a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each shares of Common Stock in respect of such event.
If the number of issued and outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding shares of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the issued and outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of Pinstripes with or into another corporation (other than a merger or consolidation in which Pinstripes is the continuing corporation and that does not result in any reclassification or reorganization of Pinstripes’ issued and outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Pinstripes as an entirety or substantially as an entirety in connection with which Pinstripes is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the Charter or as a result of the redemption of shares of Common Stock by Pinstripes if a proposed Business Combination is presented to the stockholders for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement between Pinstripes and Continental Stock Transfer & Trust Company, dated as of January 19, 2022 (the “Warrant Agreement”) based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.
The warrants are issued in registered form under the Warrant Agreement. The Warrant Agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the prospectus relating to the IPO, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants, at least 65% of the then outstanding Private Placement Warrants.
The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade.
Oaktree Warrants
December 29, 2023, Pinstripes entered into a Loan Agreement (the “Oaktree Loan Agreement”) with Oaktree Fund Administration, LLC, as agent (the “Agent”) and the lenders party thereto (the “Lenders), providing for a term loan commitment of $50.0 million to Pinstripes (the “Oaktree Tranche 1 Loan”) from the Lenders. In connection with the closing of the Oaktree Tranche 1 Loan, the Lenders were granted fully detachable warrants exercisable for an aggregate of 2,500,000 shares of Class A Common Stock, at a strike price equal to $0.01 per share (the “Oaktree Warrants”) and as a result of the volume-weighted average price per share of Class A Common Stock during the period commencing on the 91st day after the closing of the Oaktree Tranche 1 Loan and ending 90 days thereafter being less than $6.00 per share, the Lenders were granted additional Oaktree Warrants exercisable for 412,500 shares of Class A Common Stock.
The Oaktree Warrants may be exercised at any time before December 29, 2033, on a cashless basis. Subject to customary exceptions, the Lenders may not transfer, assign or sell any Tranche 1 Warrants, or the shares of Class A Common Stock underlying such Oaktree Warrants, until December 29, 2024. Pursuant to the Registration Statement the shares of Class A Common Stock underlying the Oaktree Warrants are registered for resale.
The Oaktree Loan Agreement also provides that the Lenders have the option at their sole discretion and election, but not the obligation, subject to satisfaction of certain conditions, to fund an additional loan of $40.0 million (the “Tranche 2 Loans”) no earlier than September 29, 2024 and no later than December 29, 2024. The Oaktree Loan Agreement provides that in connection with the funding of Tranche 2 Loans, the Lenders will be granted additional warrants exercisable for an aggregate of 1,750,000 shares of Class A Common Stock, at a strike price equal to $0.01 per share (the “Tranche 2 Warrants”) and that in the event that the volume-weighted average price per share of Class A Common Stock during the period commencing on the 91st day after December 29, 2023 and ending 90 days thereafter is less than $6.00 per share, the Lenders will instead be granted Tranche 2 Warrants exercisable for an aggregate of 1,900,000 shares Class A Common Stock, at a strike price equal to $0.01 per share.
Under the Loan Agreement, the Agent, at its election, has the right to either appoint a director to the Board or an observer to the Board, and has initially elected to appoint an observer to the Board.
Omnibus Equity Incentive Plan and Employee Stock Purchase Plan Shares
On December 27, 2023, at Pinstripes’ special meeting, the stockholders approved each of the 2023 Omnibus Equity Incentive Plan (the “Omnibus Plan”) and the 2023 Employee Stock Purchase Plan (the “ESPP”). On April 22, 2024, we filed a registration statement, which became effective upon filing, relating to the issuance by Pinstripes of up to 12,900,000 shares (the “Omnibus Plan Shares”) of the Class A Common Stock issuable pursuant to the Omnibus Plan, and 850,000 shares of Common Stock (the “ESPP Shares”), issuable pursuant to the ESPP. The Omnibus Plan and the ESPP initially reserve for issuance 12,900,000 shares of Class A Common Stock and 850,000 shares of Class A Common Stock, respectively. The Omnibus Plan also provides for an “evergreen provision” pursuant to which the number of shares of Class A Common Stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each calendar year, equal to the lesser of (a) fifteen percent of the aggregate number of shares of Common Stock outstanding on the last day of the immediately preceding calendar year and (b) such smaller number of shares of Class A Common Stock as determined by the Board, or a duly authorized committee thereof.
Dividends
Pinstripes has not paid any cash dividends on Common Stock to date. The payment of cash dividends in the future will be dependent upon Pinstripes’ revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of the Board. In addition, the Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, Pinstripes’ ability to declare dividends may be limited by restrictive covenants Pinstripes Holdings may agree to in connection with any indebtedness incurred.
Exclusive forum for certain lawsuits
Our Charter requires, unless Pinstripes consents in writing to an alternative forum, that the Delaware Court of Chancery be the sole and exclusive forum for: (1) derivative actions or proceedings brought on behalf of Pinstripes Holdings; (2) actions asserting a claim of fiduciary duty owed by any of Pinstripes’ directors, officers or employees to Pinstripes or Pinstripes’ stockholders; (3) civil actions to interpret, apply, enforce or determine the validity of Pinstripes’ Charter or Bylaws; or (4) actions asserting a claim governed by the internal affairs doctrine. Under our Charter, if the Delaware Court of Chancery lacks jurisdiction over any of the foregoing actions or proceedings, then the sole and exclusive forum for such actions or proceedings will be another state or federal court located in the State of Delaware, as long as such court has jurisdiction over the parties. Because these Delaware forum provisions require Pinstripes’ stockholders to bring certain types of actions and proceedings relating to Delaware law in the Delaware Court of Chancery or another state or federal court located in the State of Delaware, they may prevent Pinstripes’ stockholders from bringing such actions or proceedings in another court that a stockholder may view as more convenient, cost-effective or advantageous to the stockholder or the claims made in such action or proceeding, or may discourage them from bringing such actions or proceedings.
In addition, pursuant to our Charter, the U.S. federal district courts are, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the Securities Act. This forum provision prevents Pinstripes’ stockholders from bringing claims arising under the Securities Act in state court, which court Pinstripes’ stockholders may view as more convenient, cost effective or advantageous to the claims made in such action and therefore may discourage such actions. While the Delaware Supreme Court has recently upheld provisions of the certificates of incorporation of other Delaware corporations that are similar to this forum provision and courts in California and New York have also upheld similar exclusive forum provisions, there is currently a circuit split as to whether exclusive forum provisions requiring derivative litigation to be filed in the Delaware Court of Chancery could foreclose a derivative suit alleging a violation of the Exchange Act.
Neither the Delaware nor the Securities Act forum provisions are intended by Pinstripes Holdings to limit the forums available to Pinstripes’ stockholders for actions or proceedings asserting claims arising under the Exchange Act, which are already limited to the federal courts of the United States pursuant to the Exchange Act.
Limitations on liability and indemnification of officers and directors
Our Charter provides, to the fullest extent that the DGCL or any other law of the State of Delaware (as any such law exists on the date hereof or as it may hereafter be amended) permit the limitation or elimination of the liability of directors or officers, no director or officer of Pinstripes shall be liable to Pinstripes or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, Pinstripes shall indemnify, defend and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of Pinstripes or, while a director or officer of Pinstripes, is or was serving at the request of Pinstripes as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding.
Under our Charter, Pinstripes is, to the fullest extent not prohibited by applicable law, to pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified.
Director and officer indemnification agreements
Pinstripes has entered into indemnification agreements with each of its directors and executive officers. These agreements require Pinstripes to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Pinstripes, and to advance expenses incurred as a result of any proceeding as to which they could be indemnified. Pinstripes also entered into indemnification agreements with its future directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be extended to directors, officers or persons controlling Pinstripes pursuant to the foregoing, Pinstripes will be informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Pinstripes of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered on a registration statement filed with the SEC by Pinstripes, Pinstripes will, unless in the opinion of Pinstripes’ counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and Pinstripes will be governed by the final adjudication of such issue.

Quotation of Securities
Our Class A Common Stock and the Public Warrants are listed on the NYSE under the symbols “PNST” and “PNST WS,” respectively.

Transfer Agent and Warrant Agent
The transfer agent for our Common Stock and warrant agent for the Public Warrants and Private Warrants is Continental Stock Transfer & Trust Company. Pinstripes has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Certain Anti-Takeover Provisions of our Charter and our Bylaws
Classified board of directors
Our Charter provides that the Board is classified into three classes of directors, as nearly equal in number as possible and designated Class I, Class II and Class III, each of which is generally elected for a three-year term with only one class of directors being elected in each year. As a result, in most circumstances, a person can gain control of the Board only by successfully engaging in a proxy contest at two or more annual meetings.
Under our Charter, subject to the Director Designation Agreement with respect to the rights of certain parties to fill vacancies on the Board (but only to the extent the Director Designation Agreement remains in effect), newly created directorships resulting from an increase in the number of directors and any vacancies on the board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. In addition, under the Director Designation Agreement, Mr. Dale Schwartz has the ability to request the removal of each of his board designees and take any and all actions reasonably necessary or appropriate to cause the removal of his board designee from the Board. Pursuant a letter agreement between Mr. Schwartz and each of his board designees, each designee has agreed to tender his or her resignation upon such request from Mr. Schwartz.
Authorized but unissued capital stock
Authorized but unissued Common Stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Special meeting of stockholders
Our Bylaws provide that special meetings of Pinstripes’ stockholders may be called only by a majority vote of the Board, by Pinstripes’ Chief Executive Officer or by Pinstripes’ Chairperson of the Board.
Action by written consent
Under our Bylaws, unless otherwise required by law, and subject to the rights of the holders of one or more series of Pinstripes’ Preferred Stock then outstanding, as may be set forth in the certificate of designations for such series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of Pinstripes’ stockholders at such meeting duly noticed and called in accordance with our Bylaws and may not be taken by written consent of stockholders without a meeting.
Advance notice requirements for stockholder proposals and director nominations
Our Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be considered timely under our Bylaws, a stockholder’s notice will need to be received by the company secretary at the principal executive offices not later than the close of business on the 120th day nor earlier than the open of business on the 150th day prior to the first anniversary of the preceding year’s annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in Pinstripes’ annual proxy statement must comply with the notice periods contained therein. Our Bylaws specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Director Designation Agreement
Mr. Dale Schwartz, the President and Chief Executive Officer of Pinstripes, entered into the Director Designation Agreement, pursuant to which, among other things (but only to the extent the Director Designation Agreement remains in effect), Mr. Schwartz has the right to designate: (i) four directors for election to the Board so long as he or any trusts or family partnerships he controls (collectively, the “Schwartz Group”) beneficially own a number of shares (provided that no member of the Schwartz Group will be deemed to beneficially own any unvested Earnout Shares or unvested EBITDA Earnout Shares) equal to at least 70% of, the number of, shares of Class A Common Stock issued to the Schwartz Group pursuant to the Business Combination, but excluding any unvested Vesting Shares and any unvested EBITDA Earnout Shares (the “Key Individual Shares”), (ii) three directors for election to the Board so long as the members of the Schwartz Group beneficially own a number of shares equal to at least 50% (but less than 70%) of the number of Key Individual Shares, (iii) two directors for election to the Board so long as the members of the Schwartz Group beneficially own a number of shares equal to at least 25% (but less than 50%) of the number of Key Individual Shares and (iv) one director for election to the board of Pinstripes so long as the members of the Schwartz Group beneficially own a number of shares equal to at least 10% (but less than 25%) of the number of Key Individual Shares. Pursuant to the Director Designation Agreement, Mr. Schwartz also has the right to designate a majority of the members of each committee of the Board for so long as Mr. Schwartz has the ability to designate at least four individuals for nomination to the Board. At all other times that Mr. Schwartz has the ability to designate at least one individual for nomination to the Board, Mr. Schwartz will have the ability to designate at least one-third, but in no event fewer than one, of the members of each committee. In addition, Mr. Schwartz has the ability to request the removal of each of his board designees and take any and all actions reasonably necessary or appropriate to cause the removal of his board designee from Board. Pursuant to a letter agreement between Mr. Schwartz and each of his board designees, each designee has agreed to tender his or her resignation upon such request from Mr. Schwartz. Pursuant to the Director Designation Agreement, Pinstripes Holdings will not increase or decrease the size of the Board or take certain other actions that might reasonably be deemed to adversely affect any of Mr. Schwartz’ rights thereunder without the consent of Mr. Schwartz, so long as Mr. Schwartz has the ability to designate at least one individual for nomination to the Board. Each of Mr. Schwartz’s designees (other than himself) must qualify as independent directors under the rules of the NYSE (or, if not the NYSE, the principal U.S. national securities exchange upon which the Class A Common Stock is then listed).